GORAN CAPITAL INC. - Consolidated                      Exhibit 11.01
Analysis of Earnings Per Share
As At:

                                                  June 30,             June 30,
TSE Trading                                           1997                 1996
Activity
                   Volume            Value               Average Price
Period Covered       #              (US $)        (US $)                 (US $)
January to         911,654        $21,942,539     $24.07      (A)        $11.78
June, 1997



                                                  June 30,             June 30,
                                                      1997                 1996

Proceeds from Exercise of Warrants            $3,562,823      (B)      $957,948
and Options (US $)                            ----------               --------

Shares Repurchased - Treasury                    148,026    (B)/(A)      81,304
                                                 -------                 ------
Method
Shares Outstanding - Weighted                  5,552,097              5,172,105
Average
Add: Options and Warrants                        544,692                502,202
Outstanding
Less: Treasury Method - Shares                 (148,026)               (81,304)
                                               ---------               --------
Repurchased
Shares Outstanding for US GAAP                 5,948,763      (C)     5,593,003
                                               ---------              ---------
Purposes
Net Earnings in Accordance with US            $7,380,404      (D)    $4,745,872
                                              ==========             ==========
GAAP
Earnings Per Share - US GAAP                       $1.24    (D)/(C)       $0.85
                                                   =====                  =====
(Primary and Fully Diluted)




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